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                                                                    EXHIBIT 23.3

                        CONSENT OF INDEPENDENT AUDITORS'


    We consent to the use of our report dated June 28, 2001, on the financial statements of ISPSoft Inc. (a Development Stage Company) as of December 31, 2000 and 1999, and for the year ended December 31, 2000 and for the period March 30, 1999 (date of inception) to December 31, 1999 and for the period March 30, 1999 (date of inception) to December 31, 2000, which is included in this Joint Prospectus/Registration Statement on Amendment No. 5 to Form S-4 of DSET Corporation and to the reference to our firm under the caption 'Experts' in the Joint Prospectus/Registration Statement.


                                          /s/ AMPER, POLITZINER & MATTIA, P.A.


December 19, 2001
Edison, New Jersey